Exhibit 10.1

INDEPENDENT CONTRACTOR AGREEMENT

THIS AGREEMENT is made as of November 8, 2006, by and among Dialysis Corporation of America, incorporated under the laws of the State Florida (the “Company”), and Don Waite (“Contractor”).

WHEREAS, the Company desires to engage Contractor to provide operational management services to the Company and Contractor desires to be so engaged, on the terms and conditions set forth in this Agreement;

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and other and other good and sufficient consideration the receipt of which is hereby acknowledged, the parties hereto agree as follows:

1.
Engagement and Duties. The Company hereby agrees to engage Contractor, and Contractor hereby accepts and agrees to such engagement pursuant to the terms and conditions of this Agreement. During the term of this Agreement, Contractor shall provide the following services:

a.	serve as the Company’s interim Chief Operations Officer;
b.	oversee the Company-wide operations of the Company’s dialysis centers;
c.	direct the Company’s operations management team, as needed;
d.	provide the Company with guidance and direction regarding all aspects of the operations of the Company; and
e.	work in concert with other Company department heads in furthering the Company’s business.

2.
Term. The term of this Agreement shall be for six months (the “Initial Term”) commencing on November 8, 2006 (the “Commencement Date”). After the expiration of the Initial Term, this Agreement shall be automatically renewed for additional one month extensions subject to termination as provided for herein.

3.	Financial Terms.

a.  Contractor will receive 10,000 restricted shares (the “Contractor Shares”) of the Company’s common stock, par value $.01 per share, in consideration for services performed hereby during the Initial Term of this Agreement, payable in advance on the Commencement Date. Contractor warrants that he will cooperate with the Company in the execution of any additional reasonable documents or instruments requested by Company or its counsel in effectuating the issuance of such Contractor Shares. Should (a) Contractor terminate this Agreement or (b) the Company terminate this Agreement as a result of Contractor breach, in either case prior to the Contractor’s completion of the Initial Term, Contractor shall be entitled to retain only a prorated number of Contactor Shares for the period of time in which he provided the services pursuant to this Agreement and as such will return to the Company the balance of Contractor Shares to which Contractor is not entitled pursuant hereto. Should the Company terminate this Agreement prior to the Contractor’s completion of the Initial Term, other than for breach of this Agreement by Contractor, Contractor shall be entitled to retain the entire 10,000 Contractor Shares.

b.  If after the Initial Term of this Agreement Contractor’s services are extended pursuant to Section 2 of this Agreement, Contractor shall receive $10,000 for each additional month of service.

c.  The Company hereby agrees to reimburse Contractor all reasonable out-of-pocket expenses incurred by Contractor in connection with the performance of the duties as described in Section 1 above.

4.
Professional Fees. Contractor and Company understand that Contractor is engaged as an independent contractor, and as such, Company is not responsible for any tax liabilities (withholding or otherwise), benefits, or other compensation, other than as agreed herein. Contractor is responsible to fulfill his obligations hereunder through his own scheduling and time management.

5.
Termination. In addition to the Company’s right to terminate this Agreement upon a breach by Contractor of any term or provision hereof, the Company may terminate this Agreement without cause at any time immediately upon written notice to Contractor.

6.
Disclosure of Information. All records, files, reports and documents pertaining to services rendered by Contractor hereunder or to the operations of the Company, in whatever form or media transmitted, maintained or stored, belong to and shall remain the property of the Company, and shall be promptly returned to the Company in full upon the expiration or earlier termination of this Agreement. Contractor recognizes and acknowledges that the terms of this Agreement, the Company’s proprietary information and trade secrets as they may exist from time to time, are invaluable, special and unique assets of the Company’s business. Contractor also recognizes and acknowledges that the systems, protocols, policies, procedures, manuals, reports, data bases, documents, instruments and other materials used by the Company are proprietary to the Company, and are valuable, special and unique assets of the Company’s business. Contractor shall not, during or after the term of the Contractor’s engagement hereunder, disclose the Company’s proprietary information or trade secrets to any other person, or entity for any reason or purpose whatsoever, without the prior written consent of the Company.

7.
Indemnification. The Company shall indemnify and hold harmless the Contractor from and against any and all judgments, fines, penalties, liabilities, losses, costs and expenses (including reasonable attorney’s fees and costs in defending same) incurred by Contractor in any action, claim, proceeding or investigation arising or resulting from acts or omissions of the Contractor taken or made in the course of performing his duties and services for the Company pursuant to this Agreement, or having acted as an officer of the Company in situations provided in Article XXV of the Company’s By-Laws, even if later amended, and under Article IX(d) of the Company’s Articles of Incorporation, even if later amended, and to the maximum extent permitted by law, including Section 607.0850 of the Florida Business Corporation Act (including the advancement of expense provisions thereof); provided however, that such indemnity shall not apply to acts or omissions of the Contractor which constitute wilfull misconduct, gross negligence, or which wer intended by the Contractor to improperly personally benefit the Contractor, or were a violation of criminal law, unless the Contractor had reasonable cause to believe that his conduct was lawful or had no reasonable cause to believe his conduct was unlawful.

8.
Reporting Obligations. Contractor acknowledges that the Company is a publicly traded corporation subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (“Exchange Act”), and the rules and regulations promulgated thereby by the Securities and Exchange Commission, and in that regard will cooperate with the Company and provide, upon request from the Company or its counsel, all relevant information relating to Contractor necessary to effect, on a timely basis, the requisite public filings pursuant to the Exchange Act, on behalf of Contractor and/or the Company.

9.	Governing Law. This Agreement shall be governed by and interpreted in accordance with, and the rights of the parties shall be determined by, the laws of the State of Maryland.

10.	Assignment. Contractor shall not assign any rights or delegate any duties relating to the services to be performed under this Agreement.

11.	Notices. Any notices or other communication by one party to the other shall be in writing and shall be given, and be deemed to have been given (a) if hand delivered, on the date of such delivery, or (b) if mailed, postage prepaid, certified mail (return receipt requested), on the third day following the date deposited with the United States postal service, in either case addressed as follows:

Company:       Dialysis Corporation of America
1302 Concourse Drive, Suite 204
Linthicum, MD 21090
Attn: President

Copy to:         Jaffe & Falk, LLC
777 Terrace Ave, 5th Floor
Hasbrouck Heights, NJ 07604
Attn: Joshua M. Jaffe
Fax (201) 288-8208

Don Waite:                    Don Waite
1405 Thorndon Drive
Bel Air, Maryland 21015

Any party may change the address for notice by notifying the other party, in writing, of the new address.

12.	Entire Agreement. This Agreement contains all of the terms and conditions agreed upon by the parties with respect to the subject matter hereof.

13.	Survival. The covenants contained in paragraphs 4, 6, and 7 shall survive any termination or expiration of the Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date first above written.

DIALYSIS CORPORATION OF AMERICA

/s/ Stephen W. Everett_________________
Stephen W. Everett
President & CEO

CONTRACTOR

/s/ Don Waite________________________
Don Waite